Exhibit 5.1

November __, 2015

Ominto, Inc.

1110-112th Avenue

Suite 350

Bellevue, WA 98004

Ladies and Gentlemen:

We have acted as counsel to Ominto, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-207005) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering a best efforts public offering of up to _________ shares of the Company’s common stock, par value $0.001 (the “Shares”) and warrants (the “Warrants”) to purchase up to _________ shares of the Company’s common stock, par value $0.001 (the “Warrant Shares”).

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Certificate of Amendment to Articles of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold at a price established by the Board of Directors of the Company in accordance with Title 7 of the Nevada Revised Statutes (the “NRS”).

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof (except we have not assumed the due execution and delivery by the Company of any such documents). As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinions are expressed with respect to the NRS.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (a) the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable, (b) the Warrants have been duly authorized by all necessary corporation action on the part of the Company and when duly executed delivered and countersigned in accordance with the applicable agreement, and when payment therefor is received, will be validly issued and entitled to the benefits provided by such agreements and (c) the Warrant Shares, when issued and delivered by the Company against payment therefor as contemplated by the applicable agreement, will be validly issued, fully paid and non-assessable.

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The opinions expressed herein are subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement,

Sincerely,

Gordon & Rees, LLP

By:

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